Contacts:	Investors Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media Cecilia Wilkinson Pondel Wilkinson, Inc. 310-279-5980

CORINTHIAN COMPLETES DIVESTITURE
OF CDI CORPORATE EDUCATION UNIT

SANTA ANA, CALIFORNIA – November 8, 2005 — Corinthian Colleges, Inc. (NASDAQ:COCO) has completed the sale of substantially all of the assets of its corporate training division, CDI Education, to CrossOff, Inc., in a cash transaction valued at Cdn$19 million, plus a working capital adjustment to be made within 90 days following the closing.

CDI Education provides information technology (IT) and business skills training at 14 locations throughout Canada. The unit generated revenues of approximately Cdn$37 million for the fiscal year ended June 30, 2005. The operations of CDI Education are being consolidated with CrossOff’s wholly-owned subsidiary, Polar Bear Corporate Education Solutions.

“We believe CrossOff’s acquisition of CDI Education is beneficial to all parties concerned,” said Jack D. Massimino, chief executive officer of Corinthian Colleges. “It will allow Corinthian to focus exclusively on its core diploma and degree-granting programs, while strengthening CrossOff’s corporate training capabilities.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 colleges in 24 states in the U.S. and 34 colleges in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s and master’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995. Corinthian Colleges, Inc. intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause actual results to differ materially from those discussed in any such forward-looking statements, including the risks and uncertainties described in Corinthian’s filings with the U.S. Securities and Exchange Commission. Corinthian undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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